UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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American Medical Alert Corp.
(Name of Registrant as Specified in Its Charter)

________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN MEDICAL ALERT CORP.
3265 LAWSON BOULEVARD
OCEANSIDE, NEW YORK  11572

June 30, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of American Medical Alert Corp., a New York corporation (the “Company”), to be held on Thursday, July 30, 2009, commencing at 10:00 a.m. Eastern Daylight Time at Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174.  The matters to be acted upon at the meeting are set forth and described in the Notice of Annual Meeting and Proxy Statement, which accompany this letter. Please read these documents carefully.

We hope that you plan to attend the meeting. However, if you are not able to join us, we urge you to exercise your right as a shareholder and vote.  Please promptly mark, date, sign and return the enclosed proxy card in the accompanying postage prepaid envelope. Even if you have voted by proxy, you may, of course, still attend the meeting, and, if you are a record holder, still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Sincerely,

HOWARD M. SIEGEL
Chairman of the Board of Directors

EACH SHAREHOLDER IS URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED
PROXY CARD

AMERICAN MEDICAL ALERT CORP.
3265 LAWSON BOULEVARD
OCEANSIDE, NEW YORK  11572

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 30, 2009

To the Shareholders of American Medical Alert Corp.:

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders (the “Meeting”) of American Medical Alert Corp. (the “Company”) will be held on Thursday, July 30, 2009, commencing at 10:00 a.m. Eastern Daylight Time at Moses & Singer LLP, 405 Lexington Avenue, 12th  Floor, New York, New York 10174 to consider and act upon the following matters:

1.           The election of seven directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.           The ratification of the appointment of Margolin, Winer & Evens LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009; and

3.           The transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting.

Information regarding the matters to be acted upon at the Meeting is contained in the accompanying proxy statement.  The close of business on June 24, 2009 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,

JOHN ROGERS
Secretary
Oceanside, New York
June 30, 2009

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.  EACH SHAREHOLDER IS URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. AN ENVELOPE ADDRESSED TO THE COMPANY’S TRANSFER AGENT IS ENCLOSED FOR THAT PURPOSE AND REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

INTERNET AVAILABILITY OF PROXY MATERIALS

        Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing our proxy statement and annual report on the Internet in addition to mailing paper copies of the materials to each shareholder of record.  Instructions on how to access and review the proxy materials on the Internet can also be found on the proxy card sent to shareholders of record.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on July 30, 2009

        This Proxy Statement and our  2008 Annual Report are available and can be accessed directly at the following Internet address: http://www.cstproxy.com/amac/2009.

AMERICAN MEDICAL ALERT CORP.
3265 LAWSON BOULEVARD
OCEANSIDE, NEW YORK  11572

_____________________

PROXY STATEMENT
_____________________

This proxy statement (the “Proxy Statement”) is furnished to the holders of common stock, par value $.01 per share (the “Common Stock”), of American Medical Alert Corp., a New York corporation (the “Company”), in connection with the solicitation by and on behalf of the Company’s board of directors (the “Board of Directors”) of proxies (“Proxy” or “Proxies”) for use at the Annual Meeting of Shareholders (the “Meeting”) to be held on Thursday, July 30, 2009, commencing at 10:00 a.m. Eastern Daylight Time at Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

The costs of preparing, assembling, printing, mailing and distributing the Notice of Annual Meeting of Shareholders, the Proxy Statement, the Proxies and the annual report will be borne by the Company.  The Company may engage an independent proxy solicitor to assist in the distribution of proxy materials and the solicitation of votes. The Company also will reimburse brokers who are holders of record of Common Stock for their reasonable out-of-pocket expenses in forwarding Proxies and accompanying materials to the beneficial holders of such Common Stock. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph, email or personal interview.  The mailing date of this Proxy Statement is on or about June 30, 2009.

Unless otherwise specified thereon, all Proxies, in proper form, received by the time of the Meeting will be voted FOR the election of all nominees named herein to serve as directors, and FOR the ratification of the appointment of Margolin, Winer & Evens LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.  The persons named in the Proxy shall have discretionary authority to vote the shares represented by a Proxy on any matter that may properly come before the Meeting, including matters incident to the conduct of the Meeting.

It is important that your shares are represented at the Meeting, and, therefore, all shareholders are cordially invited to attend the Meeting. However, whether or not you plan to attend the Meeting, you are urged, as promptly as possible, to mark, sign, date and return the enclosed proxy card in the enclosed pre-paid envelope (which requires no postage if mailed in the United States).  If you are a record holder and attend the Meeting, you may vote your shares in person, even if you previously submitted a proxy card.  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, (i.e. you hold your shares in “street name”) you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company.  Simply complete and mail the proxy card to ensure that your vote is counted.  To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials (if you want to instruct your broker to vote), or contact your broker or bank to request a proxy form (if you want to vote your “street name” shares in person at the Meeting).

If you are a record holder, your Proxy may be revoked at any time before it is voted by submitting a written revocation or a Proxy bearing a later date to John Rogers, the Secretary of the Company, at the address set forth above, or by attending the Meeting and voting in person. Attending the Meeting will not, in and of itself, revoke your Proxy.  If you hold your shares in “street name” you may revoke or change your vote only by submitting new instructions to your broker or nominee, as specified by them.

OUTSTANDING VOTING SECURITIES, QUORUM AND VOTING REQUIREMENTS

The close of business on June 24, 2009 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof. As of the Record Date, there were 9,450,938 shares of Common Stock outstanding.  Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter to come before the Meeting.

A majority of the total number of shares of the Common Stock, issued and outstanding and entitled to vote, represented in person or by Proxy, is required to constitute a quorum for the transaction of business at the Meeting.  Votes withheld in the election of directors, and abstentions and broker non-votes, if any, on any matter, are included in determining whether a quorum is present.

If you hold your shares in “street name” and do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items.  Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”), which govern proxy voting by most brokers, on which your broker may vote shares held in “street name” in the absence of your voting instructions.  If a broker that is the record holder of shares does not have discretionary authority to vote those shares on a proposal, those non-voted shares will be treated as broker non-votes.  Proposals 1 and 2 to be acted upon at the Meeting are considered “discretionary” under NYSE rules.

Directors are elected by a plurality of the votes cast at the Meeting.  Votes withheld in the election of directors and abstentions or broker non-votes, if any, will not be counted towards the election of any person as a director.

Ratification of the appointment of Margolin, Winer & Evens LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of votes cast at the Meeting on this proposal.  Abstentions and broker non-votes, if any, will not be counted as votes “cast” with respect to such matter.

Proposal 1 ELECTION OF DIRECTORS

The Board of Directors consists of seven directors.  The number of directors constituting the Board of Directors is subject to change by action of the shareholders, or by action of the Board of Directors, as provided in the Company’s Bylaws.  At the Meeting, shareholders will elect seven directors to serve on the Board of Directors until the next annual meeting of shareholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the Proxy intend to cast all Proxies received FOR the election of Howard M. Siegel, Jack Rhian, Frederic S. Siegel, John S.T. Gallagher, Ronald Levin, Yacov Shamash and Gregory Fortunoff (collectively, the “Nominees”) to serve as directors upon their nomination at the Meeting. All Nominees currently serve on the Board of Directors.  Each Nominee has advised the Company of his willingness to serve as a director of the Company.  In case any Nominee should become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies will have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors, subject to prior recommendation by the Nominating Committee.

DIRECTORS AND EXECUTIVE OFFICERS

The current directors and executive officers of the Company, along with their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company

Howard M. Siegel	75	Chairman of the Board of Directors, Senior Advisor and Director
Jack Rhian	54	Chief Executive Officer, President and Director
Frederic S. Siegel	39	Executive Vice President and Director
Ronald Levin	75	Director
Yacov Shamash, Ph.D	59	Director
John S.T. Gallagher	77	Director
Gregory Fortunoff	38	Director
Richard Rallo	45	Chief Financial Officer
Randi M. Baldwin	40	Senior Vice President, Marketing and Program Development

Information about Directors and Nominees

All of our directors are elected for a one-year term, and serve until the next subsequent annual meeting of shareholders.  Set forth below is certain information with respect to each of the Nominees.

HOWARD M. SIEGEL has been the Chairman of the Board of Directors and a director for the past five years.  Mr. Siegel served as the Company’s Chief Executive Officer until December 31, 2006, at which time he resigned his position and became the Senior Advisor for the Company, a position he continues to hold.  Mr. Siegel also served as the Company’s President prior to July 2004 and Chief Financial Officer prior to September 1996.

JACK RHIAN was named the Company’s Chief Executive Officer effective January 1, 2007.  He has been a director of the Company since October 2002 and has been the Company’s President since July 2004.  Up until January 1, 2007, Mr. Rhian also served as the Chief Operating Officer, and was Executive Vice President from August 2002 and prior to becoming the President.  He joined the Company in January 2000 as Vice President and Chief Operating Officer.  From November 1994 until February 1999, he served as Executive Vice President and Chief Operating Officer of Transcare New York, Inc., a medical transportation company.  From March 1988 through November 1994 he served as Chief Operating Officer of Nationwide Ambulance Service.  Previously, Mr. Rhian held senior management positions in companies which deliver healthcare services.  Mr. Rhian holds a Masters degree in Public Administration from New York University.

FREDERIC S. SIEGEL has been a director of the Company since September 1998, and the Company’s Executive Vice President since January 2007.  Prior to that he was the Company’s Senior Vice President – Business Development and prior to that served as Vice President of Sales and Marketing for the Company since July 1998.  Mr. Siegel joined the Company in April 1994 and has held various sales and marketing positions with the Company.  From October 1991 to October 1994, Mr. Siegel served as a benefits consultant for J.N. Savasta Corp.  Mr. Siegel also serves as a director of Nursing Sister Homecare, a division of Catholic Health Services of Long Island.

RONALD LEVIN has been a director of the Company since August 2001.  He has also been the President of Ron Levin Associates, a financial consulting firm, since 1984.  Since 1997, Mr. Levin has been a member of Eye Contact Optical LLC, and since June 2008, Mr. Levin has been a member of Gaalexa Optics, LLC, each a Cohen’s Fashion Optical franchise.  Mr. Levin served as Executive Vice President of D.A. Campbell Co., an international institutional stock brokerage firm, from 1964 through 1998.

YACOV SHAMASH, PH.D. has been a director of the Company since August 2001.  Mr. Shamash is Dean of the College of Engineering and Applied Sciences at Stony Brook University, a position he has held since 1992.  In addition, he is Vice President for Economic Development of the College of Engineering and Applied Sciences at Stony Brook University, a position he has held since 2000.  As Vice President, Dr. Shamash supervises the University’s three incubators, two New York State Centers for Advanced Technology, the NYS Center of Excellence in Wireless and Information Technology (CEWIT), the Small Business Development Center, and the workforce development programs of the Center for Emerging Technologies.  Dr. Shamash has been a member of the Board of Directors of (i) KeyTronic Corporation, a contract manufacturer, since 1989, and (ii) Applied DNA Sciences Inc., a provider of DNA encryption for authentication solutions, since March 2006.  Dr. Shamash is also a member of the Board of Directors of the Long Island Software & Technology Network (LISTnet) and the Long Island Forum for Technology (LIFT).

JOHN S.T. GALLAGHER has been a director of the Company since May 2005.  He is currently the Chief Executive Officer and Chairman of the Board of Directors of Vanguard Health Care Management, LLC, a position he has held since September 2006.  Mr. Gallagher served as the deputy county executive for health and human services in Nassau County, New York from 2002 to 2005.  He has been a senior executive officer of North Shore University Hospital and North Shore - Long Island Jewish Health System since 1982, having served as executive vice president of North Shore from 1982 until 1992, president from 1992 until 1997 and chief executive officer of the combined hospital system from 1997 until January 2002. In January 2002, Mr. Gallagher became co-chairman of the North Shore—Long Island Jewish Heath System Foundation and continues to serve in this position. Mr. Gallagher currently serves as a director of Perot Systems Corporation, a worldwide provider of information technology services, a position he has held since May 2001.  Mr. Gallagher also serves as a member of the Board of Trustees of the United Way of Long Island, a position he has held since February 2009.

GREGORY FORTUNOFF has been a director of the Company since April 2006.  Mr. Fortunoff is currently a private investor, having resigned in May 2009 from First New York Securities to pursue other opportunities in the finance arena.  From May 2008 until his resignation, Mr. Fortunoff was a partner with First New York Securities, L.L.C., an equity trading firm, where Mr. Fortunoff was previously employed in the same capacity from December 1993 to August 2004.  Mr. Fortunoff was an equity trader at the Royal Bank of Canada from April 2006 to April 2008 and was a portfolio manager at XMark Funds, a health care hedge fund, from November 2004 to September 2005.

Non-Director Executive Officers and Significant Employees

RICHARD RALLO joined the Company in February 2001 as the Controller and became Chief Financial Officer in April 2003.  Since January 2009, Mr. Rallo has also served as the Chief Operating Officer of the Health and Safety Monitoring Systems (HSMS) division of the Company.  From May 1997 to February 2001, Mr. Rallo served as the Chief Financial Officer of Tradewell, Inc., a barter company.  From October 1994 to April 1997, Mr. Rallo served as the Controller of Connoisseur Communications Partners L.P., a company that owned and operated radio stations.  Mr. Rallo is a Certified Public Accountant and has a BS in accounting from the University of Denver.

JOHN ROGERS joined the Company in 1984 as the Manager of the Emergency Response, Installation and Service Center.  He became the Company’s Vice President, Operations in July 1993.  Additionally, he has been the Secretary of the Company since July 1993.  Prior to joining the Company he was employed at Technical Liaison Corporation, a burglar alarm Company from 1969 through May 1984 as Installation & Service Manager.

RANDI BALDWIN has been the Company’s Senior Vice President, Marketing and Program Development since January 2007.  Prior to that, she was the Company’s Vice President – Marketing and Communications.  Ms. Baldwin joined the Company in March 1999 as the Director of Marketing. Additionally, Ms Baldwin leads the Company’s telehealth operations. Prior to joining the Company, she held executive level marketing and media positions at various advertising agencies in the NY metropolitan area where she drove extensive consumer and B2B campaigns, developed nationally relevant brand value propositions and implemented integrated marketing communications programs.

Family Relationships

There are no family relationships between any of the directors, executive officers or significant employees of the Company, with the exception of Howard M. Siegel and Frederic S. Siegel.  Howard M. Siegel is the father of Frederic S. Siegel.

CORPORATE GOVERNANCE

Director Independence; Meetings and Committees

The following members of, and nominees for, the Board of Directors are independent as defined in Rule 5605(a)(2) of the National Association of Securities Dealers’ Marketplace Rules of the Nasdaq Stock Market (the “NASDAQ Rules”): Mr. Levin, Mr. Shamash, Mr. Gallagher and Mr. Fortunoff.  During 2008, the Board of Directors held eight meetings and took action by unanimous written consent once.  All of the directors attended at least 75% of the aggregate number of meetings of the full Board of Directors and meetings of committees of the Board of Directors on which such director served during fiscal year 2008.  The Board of Directors encourages all of its members to attend the Company’s annual meeting of shareholders so that each director may listen to any concerns that shareholders may have that are raised at the annual meeting.  All of the members of the Board of Directors who served during 2008 attended the Company’s 2008 annual meeting of shareholders.  The Board of Directors has a separately designated Audit Committee, Compensation Committee and Nominating Committee.

Audit Committee

The Audit Committee is a separately designated standing committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which currently consists of Mr. Shamash, Mr. Levin, Mr. Fortunoff and Mr. Gallagher, each of whom is an independent director as defined in Rule 5605(a)(2) and Rule 5605(c)(2) of the NASDAQ Rules and in Rule 10A-3 of the Exchange Act.  The Board of Directors has determined that Mr. Gallagher meets the standard of an “audit committee financial expert,” as defined by Item 407(d) of Regulation S-K.  The function of the Audit Committee is to review and advise the Board of Directors with respect to matters concerning the financial condition and operations of the Company, including reviewing and discussing the Company’s annual audited and quarterly financial statements and disclosures, to select the independent auditors for the Company and determine the scope of their engagement and their compensation, to review the effectiveness of the Company’s internal accounting methods and procedures and financial reporting and disclosure controls, and to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with the scope of their audit or its implementation. The specific functions and responsibilities of the Audit Committee are set forth in a written charter of the Audit Committee adopted by the Board of Directors. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board of Directors for approval. A report of the Audit Committee appears under the caption “Audit Committee Report” below.  A copy of the Audit Committee Charter has been posted to the Company’s website at www.amac.com.  For the fiscal year 2008 the Audit Committee held five meetings and did not take any action by unanimous written consent.  All of the members attended at least 75% of the meetings of the Audit Committee during fiscal year 2008.

Audit Committee Report

During fiscal year 2008, the Audit Committee reviewed and discussed with management of the Company and with Margolin, Winer & Evens LLP, the independent auditors of the Company, the audited financial statements of the Company as of December 31, 2006, 2007 and 2008, and for each of the three years then ended, respectively (the “Audited Financial Statements”). In addition, the Audit Committee discussed with Margolin, Winer & Evens LLP the matters required by Codification of Statements on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with them their independence from the Company.  The Audit Committee also discussed with management of the Company and the independent auditors such other matters and received such assurances from them as it deemed appropriate.

Management is responsible for the Company’s internal controls and the financial reporting process.  Margolin, Winer & Evens LLP is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereupon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of the independent auditors with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Audit Committee

Yacov Shamash
Ronald Levin
Gregory Fortunoff
John S.T. Gallagher

Compensation Committee

The Compensation Committee currently consists of Mr. Levin, Mr. Gallagher and Mr. Shamash, each of whom is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Rules.  The function of the Compensation Committee is to recommend to the Board of Directors relevant compensation actions for executive officers and to attend to such matters relating to compensation as may be prescribed by the Board of Directors.  The Compensation Committee does not have a charter.  For a description of the Company’s processes and procedures for the consideration and determination of executive and director compensation, see the discussion contained herein under the caption “Executive Compensation – Compensation Discussion and Analysis” beginning on page 11.  For the fiscal year 2008, the Compensation Committee held two meetings and did not take any action by unanimous written consent.  All of the members attended at least 75% of the meetings of the Compensation Committee during fiscal year 2008.

Compensation Committee Interlocks and Insider Participation

Each of Mr. Shamash, Mr. Levin and Mr. Gallagher served as members of the Compensation Committee during fiscal year 2008, none of whom (i) was during such fiscal year an officer or employee of the Company, (ii) formerly an officer of the Company, or (iii) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

During fiscal year 2008, no executive officer of the Company served as a member of a compensation committee (or other board committee performing similar functions) of another entity, one of whose executive officers served on the Compensation Committee.

During fiscal year 2008, no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee.

During fiscal year 2008, no executive officer of the Company served as a member of the compensation committee (or other board committee performing similar functions) of another entity, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section included in this proxy statement with management of the Company.  Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

Yacov Shamash
Ronald Levin
John S.T. Gallagher

Nominating Committee

The Nominating Committee currently consists of Mr. Levin and Mr. Shamash, each of whom is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Rules.  The function of the Nominating Committee is to consider and recommend to the Board of Directors candidates for appointment or election as directors.  The specific functions and responsibilities of the Nominating Committee are set forth in a written charter of the Nominating Committee, adopted by the Board of Directors.  A copy of the Nominating Committee Charter has been posted to the Company’s website at www.amac.com.  For the fiscal year 2008, the Nominating Committee held one meeting and did not take any action by unanimous written consent.  All of the members attended at least 75% of the meetings of the Nominating Committee during fiscal year 2008.

A nominee to the Board of Directors must have such experience in business or financial matters as would make such nominee an asset to the Board of Directors.  In recommending director candidates, the Nominating Committee takes into consideration such factors as it deems appropriate based on the Company’s current needs.  These factors may include diversity, age, skills such as an understanding of the healthcare industry, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate’s experience and business background, and other Board of Directors members’ experience and business background, as well as the candidate’s ability to devote the required time and effort to serve on the Board of Directors.

The Nominating Committee will consider for nomination candidates recommended by shareholders if the shareholders comply with the following requirements, as well as the requirements set forth in Article II, Section 14 of the Company’s Bylaws (filed as Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007).  If a shareholder wishes to recommend a candidate to the Nominating Committee for consideration as a Board of Directors’ nominee, such shareholder must submit in writing to the Nominating Committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business and educational background and qualifications for service, any other information relating to the recommended candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and a written consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve.  This information must be delivered to the Nominating Committee at the Company’s address and must be received in a timely manner as specified in the Company’s Bylaws (these requirements are not applicable to persons nominated by or at the direction of the Board of Directors).  The timing requirements with respect to next year’s annual meeting of shareholders are described in the section of the Proxy Statement entitled “Shareholder Proposals.”  The Nominating Committee may request further information if it determines a recommended candidate may be an appropriate nominee.  The Nominating Committee has recommended the nomination of the Nominees included in the Proxy Statement.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder who wishes to send communications to the Board of Directors should mail such communications to the intended recipient by name or position in care of:  Corporate Secretary, American Medical Alert Corp., 3265 Lawson Blvd., Oceanside, NY 11572.  Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication.  An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication, and the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

The Corporate Secretary will send all appropriate shareholder communications to the intended recipient.  In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board of Directors.  In the case of communications addressed to the independent directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee.  In the case of communications addressed to committees of the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the ownership of shares of Common Stock, as of June 25, 2009, with respect to (a) holders known to the Company to beneficially own more than five percent of the outstanding Common Stock, (b) each director, (c) the named executive officers in the Summary Compensation Table and (d) all directors and executive officers of the Company as a group.  The Company understands that, except as noted below, each beneficial owner has sole voting and investment power with respect to all shares attributable to such owner.
	Name and Address	Amount and Nature of		Percent of
Title of Class	Beneficial Owner(1)	Beneficial Ownership		Class(2)

Common Stock	Howard M. Siegel	1,080,669	(3)	11.4%

Common Stock	Ronald Levin 184 Greenway Road Lido Beach, NY 11561	178,942	(4)	1.9%

Common Stock	John S.T. Gallagher 26 Woodfield Road Stony Brook, NY 11790	33,642	(5)	*

Common Stock	Frederic S. Siegel	388,642	(6)	4.1%

Common Stock	Yacov Shamash, Ph.D. 7 Quaker Hill Road Stony Brook, NY 11790	62,742	(7)	*

Common Stock	Jack Rhian	365,953	(8)	3.8%

Common Stock	Richard Rallo	141,726	(9)	1.3%

Common Stock	Randi M. Baldwin	62,451	(10)	*

Common Stock	Gregory Fortunoff 200 East 72nd Street New York, NY 10021	825,186	(11)	8.7%

Common Stock	Discovery Group 191 North Wacker Drive Suite 1685 Chicago, IL 60606	933,747		9.8%

	All directors and executive
	officers as a group
	(9 persons)	3,139,953	(12)	31.6%

________________________________
(1)	Except as otherwise indicated, the address of each individual listed is c/o the Company at 3265 Lawson Boulevard, Oceanside, New York 11572.
(2)
Asterisk indicates less than 1%.  Shares subject to options are considered outstanding only for the purpose of computing the percentage of outstanding Common Stock which would be owned by the optionee if the options were so exercised, but (except for the calculation of beneficial ownership by all directors and executive officers as a group) are not considered outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other person.

(3)	Includes 19,300 shares owned indirectly as custodian for Mr. Siegel’s son and 138,300 shares pledged as security.
(4)	Includes 40,000 shares subject to currently exercisable stock options. Includes 15,200 shares owned by Mr. Levin's wife, to which Mr. Levin disclaims beneficial ownership.
(5)	Consists of 20,000 shares subject to currently exercisable stock options.
(6)	Includes 123,926 shares subject to currently exercisable stock options.
(7)	Includes 40,000 shares subject to currently exercisable stock options.
(8)	Includes 93,199 shares subject to currently exercisable stock options, and 48,000 shares owned by Mr. Rhian's wife.
(9)	Includes 81,926 shares subject to currently exercisable stock options.
(10)	Includes 59,180 shares subject to currently exercisable stock options.
(11)
Includes 10,000 shares subject to currently exercisable stock options.  Also includes 17,700 shares owned by Mr. Fortunoff’s two sons, and 49,000 shares held in a grantor trust for Mr. Fortunoff’s two sons, for which Mr. Fortunoff is the executor.

(12)	Includes currently exercisable options indicated in notes (4), (5), (6), (7), (8), (9), (10), and (11).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy

The Compensation Committee is responsible for establishing, implementing, and monitoring the Company’s compensation strategy and policy and reviewing and recommending for the approval of the full Board of Directors the compensation for the named executive officers of the Company.  Among its principal duties, the Compensation Committee ensures that the total compensation of the named executive officers is fair, reasonable and competitive.  For purposes herein, “named executive officers” shall have the meaning given to such term in the Summary Compensation Table on page 16.

Objectives and Policies of Compensation

The primary objective of the Company’s compensation policy, including the executive compensation policy, is to help attract and retain qualified, energetic managers who are enthusiastic about the Company’s mission and products. The policy is designed to reward the achievement of specific annual and long-term strategic goals, aligning executive remuneration with company growth and shareholder value. In addition, the Board of Directors strives to promote an ownership mentality among key managers.

Setting Executive Compensation

The compensation policy is designed to reward the named executives officers based on both individual and Company performance.  In measuring named executive officers’ contribution to the Company, the Compensation Committee considers numerous factors including the named executive officer’s individual efforts, Company’s growth and financial performance as measured by revenue and earnings before interest and taxes of named executive officers among other key performance indicators.

Regarding most compensation matters, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in recommending compensation of executive officers to the Board of Directors.  The Compensation Committee periodically engages outside compensation consultants with respect to executive and/or director compensation matters.

Stock price performance has not been a factor in determining annual compensation because the price of the Common Stock is subject to a variety of factors outside of management’s control. The Company does not subscribe to an exact formula for allocating between cash and non-cash compensation or allocating between incentive or performance based compensation and non-performance compensation, each of which is determined on a case by case basis, balancing the need to offer competitive base salaries, with the goal of incentivizing executives to contribute to the Company’s growth.  A portion of total compensation for each named executive officer, other than the compensation of the Chief Financial Officer and the Senior Vice President, Marketing and Program Development, is performance-based, taking into consideration the nature of each executive’s position and the opportunity to contribute to realizing the Company’s performance targets.  Historically, the majority of the performance based compensation for executives has been in the form of equity incentives in order to better align the goals of executives with the goals of shareholders.

Elements of Company’s Compensation Plan

The principal components of compensation for the Company’s named executive officers are:
•      base salary
•      nonperformance-based stock compensation
•      performance-based incentive stock compensation

Base Salary

The Company provides named executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Compensation Committee primarily considers:
•	Comparable salaries of executives of similar positions employed by companies of similar size as the Company;
•	internal review of the executives’ compensation, both individually and relative to other officers; and
•	Past performance of the executive.

Salary levels are typically evaluated annually as part of the Company’s performance review process, as well as upon a promotion or other change in job responsibility, but are usually set at the time of execution of the applicable employment contracts.  Employment contracts for named executive officers range between 2-5 years in length and usually provide for a graduated increase in base salary.

Non Performance-Based Stock Compensation

As part of executing employment agreements with its named executive officers, the Company granted stock options and made stock grants to its named executive officers.  The stock grant shares vest over time, subject to the condition that the executive is employed by the Company at particular yearly intervals.  These grants are made to encourage longevity of service and to provide the executives with an ownership interest in the Company.  The amount of shares granted is determined based on revenue and earnings before interest and taxes (“EBIT”) thresholds.

The majority of the stock options granted by the Board of Directors vest immediately and have terms anywhere from five to ten years, although since 2005, all options have been granted with a five year term.  Vesting and exercise rights cease 90 days after the termination of employment for executives.  Prior to the exercise of an option, the holder has no rights as a shareholder, including voting rights, with respect to the shares subject to such option.

Performance-Based Incentive Stock Compensation

The Company’s stock and option plans give the Compensation Committee the ability to design stock-based incentive compensation programs to promote high performance and achievement of corporate goals, encourage the growth of shareholder value and allow key employees to participate in the long-term growth and profitability of the Company.

For stock-based programs, the Compensation Committee may recommend granting to participants stock, stock options and stock appreciation rights, which are the only non-cash incentives currently approved by the shareholders of the Company. In granting these stock, stock options and stock appreciations rights, the Compensation Committee recommends parameters such as vesting schedules and terms of the grants.

Equity award levels are determined based on the Company’s assessment of the named executive officer’s contribution to the achievement of the Company’s performance targets, and vary among executives based on their positions within the Company.  These awards are granted or approved at the Board of Directors’ regularly or special scheduled meeting.  Stock options are awarded at the closing price of the Common Stock as reported by NASDAQ on the date of the grant.

Equity awards to executives are generally granted or determined at the time of the execution of the applicable employment agreement.

Individual Compensation Considerations

With respect to each of the named executive officers, in additional to the general considerations described above, the Compensation Committee evaluated the following criteria in determining such executive’s compensation structure:

Howard M. Siegel

In 2006, the Compensation Committee based its recommendations with respect to the compensation of Mr. Siegel, who was the long time Chief Executive Officer, on Mr. Siegel’s anticipated resignation from such position effective as of January 1, 2007, and increasingly reduced role in the management of the operations of the Company.  The Compensation Committee recommended that Mr. Siegel be employed as Senior Adviser and devote his full time to the Company for one year, with a reduced time commitment over the final two years of a three year employment contract.  As a result, the Compensation Committee recommended that Mr. Siegel’s base salary be reduced, in each of the three years covered by his employment agreement in light of the reduced role and time commitment expected of Mr. Siegel.   The Compensation Committee also believed that Mr. Siegel’s continued contributions to the Company in his new role were important and could impact the Company’s overall performance and, therefore, recommended that equity incentive compensation be awarded based on performance targets related to the overall performance of the Company and based on Mr. Siegel’s contribution to the achievement of such targets.  In recommending the specific performance criteria, the committee determined that the award should primarily be based on EBIT, which it believes is the best indicator of the Company’s overall performance.

In determining the compensation structure, the compensation committee considered the following metrics:

•	Evaluation of past individual performance and expected future contribution.
•	Use of an outside third party consultant
•	Overall past performance and desired future performance of the Company

Jack Rhian

In 2005, the Compensation Committee recommended that Mr. Rhian’s pay structure, who was then the President and Chief Operating Officer, should be comprised of a (i) base salary, (ii) performance based stock compensation and (iii) non-performance stock compensation. In light of Mr. Rhian’s past and future position with the Company as President and Chief Operating Officer, the committee felt that since Mr. Rhian would be responsible for overseeing the Company’s overall performance, a significant portion of his compensation should be based on Company performance criteria.  In recommending the specific performance criteria, the Compensation Committee determined that the award should primarily be based on EBIT, which it believes is the best indicator of the Company’s overall performance. In addition, to provide incentive to Mr. Rhian to remain with the Company, the Compensation Committee also recommended compensating Mr. Rhian with non-performance shares which would vest annually over his employment agreement.

In determining the various levels of performance targets, the Compensation Committee considered the following metrics:

•	Evaluation of past individual performance and expected future contribution.
•	A review of compensation packages with comparable companies.
•	Use of an outside third party consultant
•	Overall past performance and desired future performance of the Company

Frederic S. Siegel

In 2007, the Compensation Committee recommended that Mr. Siegel’s pay structure, who is the Executive Vice President, be comprised of a (i) base salary, (ii) performance based stock compensation and (iii) non-performance stock compensation. Due to Mr. Siegel’s overall responsibility for the operating results of the Company’s HSMS segment, including delivery of top line growth and pre-tax profit, the Compensation Committee believed that a portion of his compensation should be based on Company performance targets. As part of this structure, the Compensation Committee also recommended reducing the base salary earned by Mr. Siegel over the two years preceding his new agreement (2005 and 2006) in order to appropriately balance the allocation between performance based and non-performance based compensation. In recommending the specific performance criteria, the Compensation Committee determined that the performance incentives should be broken out into three areas; (i) HSMS revenue growth, (ii) HSMS EBIT growth and (iii) total Company EBIT growth, with the majority of the performance incentive being weighted towards the first two areas.  In addition, to provide incentive to Mr. Siegel to remain with the Company, the Compensation Committee recommended compensating Mr. Siegel with non-performance shares which would vest annually over his employment agreement.

In determining the various levels of performance targets, the Compensation Committee considered the following metrics:

•	Evaluation of past individual performance and expected future contribution.
•	A review of compensation packages with comparable companies.
•	Use of an outside third party consultant.
•	Overall past performance and desired future performance in the HSMS segment as well as the Company.

Richard Rallo

In 2005, and again in 2008, in connection with the Company’s entry into a new employment agreement with Mr. Rallo (which is described below in more detail), the Compensation Committee recommended that Mr. Rallo’s pay structure, who is the Chief Financial Officer and the Chief Operating Officer of the HSMS division, be comprised of a base salary and non-performance stock compensation.  Due to his unique position as Chief Financial Officer, the Compensation Committee did not believe it was appropriate to provide performance based compensation as part of Mr. Rallo’s pay structure. In addition, to provide incentive to Mr. Rallo to remain with the Company, the Compensation Committee recommended compensating Mr. Rallo with non-performance shares which would vest annually over his employment agreement.

In determining the structure of Mr. Rallo’s compensation, the Compensation Committee considered the following metrics:

•	Evaluation of past individual performance and expected future contribution.
•	A review of compensation packages with comparable companies.
•	Use of an outside third party consultant.

Randi M. Baldwin

In 2006, and again in 2009, in connection with the Company’s entry into a new employment agreement with Ms. Baldwin (which is described below in more detail), the Compensation Committee recommended that Ms. Baldwin’s pay structure, who is the Senior Vice President, Marketing and Program Development, be comprised of a base salary and non-performance stock option compensation.  Due to her position as Senior Vice President, Marketing and Program Development, the Compensation Committee did not believe it was appropriate to provide performance based compensation as part of Ms. Baldwin’s pay structure.

In determining the structure of Ms. Baldwin’s compensation, the Compensation Committee considered the following metrics:

•	Evaluation of past individual performance and expected future contribution.
•	A review of compensation packages with comparable companies.
•	Use of an outside third party consultant.

Retirement and Other Benefits

All employees in the United States are eligible to participate in the Company’s 401(k) Retirement Plan.

401(k) Retirement Plan

In 1997, the Company instituted a 401(k) Retirement Plan covering substantially all full-time employees with six months of service. Under the 401(k) Retirement Plan, employees may elect to defer up to 15% of compensation (subject to certain limitations). Matching contributions are discretionary and may be contributed at the option of the Company.  The Company currently matches 15% of up to 4% of the employee contributions. In addition, the Company may make an annual discretionary profit-sharing contribution. Employee contributions, Company matching contributions and related earnings are always 100% vested.

Accounting and Tax Considerations

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

The Company’s equity grant policy has been impacted by the implementation of SFAS No. 123R.  Under this accounting pronouncement, the Company is required to value unvested stock options granted prior to the adoption of SFAS 123 under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to the Company’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Board of Directors’ policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock and stock options generally qualifies for an exemption from these restrictions imposed by Section 162(m). In the future, the Board of Directors will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

Summary Compensation Table

The following table includes information concerning compensation for the year ended December 31, 2008, 2007 and 2006 with respect to our Chief Executive Officer and Chief Financial Officer, our Senior Advisor, and two other of our most highly compensated executive officers for such period (the “named executive officers”).

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Howard Siegel,	2008	$225,000	-	-	-	$1,359	(2)	$226,359
Senior Advisor	2007	$300,000	-	-	-	$1,459	(2)	$301,459
	2006	$347,288	-	-	-	$1,441	(2)	$348,729

Jack Rhian, President and	2008	$280,000	-	$60,000	-	$13,688	(3)	$353,688
Chief Executive Officer	2007	$260,000	-	$98,935	-	$13,558	(3)	$372,493
	2006	$240,000	-	$168,000	-	$13,463	(3)	$421,463

Frederic Siegel, Executive	2008	$200,000	-	$44,275	$30,929	$12,599	(4)	$287,803
Vice President	2007	$190,000	-	$86,538	$5,253	$12,046	(4)	$293,837
	2006	$200,000	-	-	-	$12,000	(4)	$212,000

Richard Rallo,	2008	$200,000	-	$20,000	-	$10,773	(5)	$230,773
Chief Financial Officer	2007	$185,000	$5,000	$41,390	-	$10,708	(5)	$237,098
	2006	$170,000	-	$20,000	-	$10,686	(5)	$205,686

Randi Baldwin, Senior	2008	$147,667	-	-	-	$9,288	(6)	$156,955
Vice President,	2007	$141,167	$10,100	$21,390	-	$9,247	(6)	$181,904
Marketing and Program Development	2006	$127,500	-	$7,500	-	$7,200	(6)	$142,200

(1)
The amounts in the “Stock Awards” column reflect the dollar amounts recognized as compensation expense for financial statement reporting purposes for stock grants for the fiscal year ended December 31, 2008, 2007 and 2006 in accordance with SFAS 123R.  The assumptions we used to calculate these amounts are discussed in Note 1 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Includes employer 401(k) contribution of $1,359, $1,459 and $1,441 for 2008, 2007 and 2006, respectively.
(3)	Includes auto stipend of $12,000, for 2008, 2007 and 2006 and employer 401(k) contribution of $1,668, $1,558 and $1,463 in 2008, 2007 and 2006, respectively.
(4)	Includes auto stipend of $11,400 for 2008, 2007 and 2006 and employer 401(k) contribution of $1,199, $646 and $600 in 2008, 2007 and 2006, respectively.

(5)	Includes auto stipend of $9,600 for 2008 and 2007 and 2006 and employer 401(k) contribution of $1,173, $1,086 and $1,086 in 2008, 2007 and 2006, respectively.
(6)	Includes auto stipend of $8,400, $8,400 and $7,200 for 2008, 2007 and 2006 and employer 401(k) contribution of $888 and $847 in 2008 and 2007, respectively.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

On December 13, 2006, we entered into an employment agreement with Howard M. Siegel, under which he is employed for a period of three years beginning January 1, 2007 as our Senior Advisor.  Until December 31, 2006, Mr. Siegel was our Chief Executive Officer.  Mr. Siegel’s employment agreement provides for the following base salary amounts: $300,000 in 2007, $225,000 in 2008 and $175,000 in 2009.

In connection with his employment agreement, the Company agreed to grant to Mr. Siegel, subject to a determination by the Board of Directors of Mr. Siegel’s contribution to the Company’s performance, the following bonus compensation grants of up to 23,500 shares, based on meeting or exceeding EBIT (as set forth in our audited financial statements for the applicable fiscal year) performance goals, as follows: (i) for 2007, 6,000 shares if we achieve 15% year over year EBIT growth (over 2006 results), plus a proportionate number of additional shares for each 1% above 15%, up to a maximum of 10,000 shares in the aggregate on 25% EBIT growth; (ii) for 2008, 4,500 shares if we achieve 15% year over year EBIT growth (over 2007 results), plus a proportionate number of additional shares, for each 1% above 15%, up to a maximum of 7,500 shares in the aggregate on 25% EBIT growth and (iii) for 2009, 3,600 shares if we achieve 15% year over year EBIT growth (over 2008 results) plus a proportionate number of additional shares for each 1% above 15%, up to a maximum of 6,000 shares in the aggregate on 25% EBIT growth.

In addition, the Board of Directors may in its discretion grant Mr. Siegel additional shares, not to exceed an aggregate total of 50,000 shares currently reserved for Mr. Siegel pursuant to our 2005 Stock Incentive Plan (inclusive of any shares granted pursuant to the EBIT growth targets above), based on significant contributions made by Mr. Siegel as determined by our Compensation Committee and approved by the Board of Directors. Any shares granted pursuant to the above arrangements would be issued from our 2005 Stock Incentive Plan.

In 2008 and 2007, no shares were awarded by the Board of Directors to Mr. Siegel in connection with any of the foregoing arrangements.

On November 11, 2005, we entered into an employment agreement with Jack Rhian, under which he is employed for a period of five years beginning on January 1, 2006 as our President and Chief Operating Officer.  Subsequently, effective January 1, 2007, Mr. Rhian was appointed as our Chief Executive Officer.  Mr. Rhian’s employment agreement provides for the following base salary amounts: $240,000 per annum, for the period beginning January 1, 2006 and ending December 31, 2006; $260,000 per annum, for the period beginning January 1, 2007 and ending December 31, 2007; $280,000 per annum, for the period beginning January 1, 2008 and ending December 31, 2008; $300,000 per annum, for the period beginning January 1, 2009 and ending December 31, 2009; and $300,000 per annum, for the period beginning January 1, 2010 and ending December 31, 2010.

In connection with his employment agreement, on January 20, 2006, we entered into a stock purchase agreement with Mr. Rhian.  Pursuant to this stock purchase agreement, Mr. Rhian was granted 50,000 shares of restricted common stock subject to a repurchase right in our favor.  We have the right to repurchase the shares for $.01 per share if Mr. Rhian ceases to be employed by us. The repurchase right lapsed with respect to (i) 10,000 shares on December 31, 2006, (ii) 10,000 shares on December 31, 2007, (iii) 10,000 shares on December 31, 2008, and lapses with respect to  10,000 shares on December 31, 2009, and 10,000 shares on December 31, 2010, subject to the condition that Mr. Rhian remains employed by us on each such applicable date; provided, however, that in the event of a change in control (as defined in Mr. Rhian’s employment agreement) if we or our successor pursuant to such change in control, as applicable, and Mr. Rhian either agree to continue the employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Rhian in lieu of his current employment agreement, then any such shares which remain unvested, will vest immediately.

In addition, Mr. Rhian is entitled to the following bonus compensation stock grants: (i) up to 80,000 , based on meeting or exceeding EBIT (as set forth in our audited financial statements for the applicable fiscal year) performance targets, as described below, and (ii) 2,000 shares of common stock per year, for a total of up to 10,000 shares of common stock over the employment period, based on our total revenues, as set forth in our audited financial statements for the applicable fiscal year, meeting or exceeding an amount equal to at least 115% of the Company's total revenues for the prior fiscal year.

EBIT Targets For 2006 – 2010

EBIT growth over prior fiscal year	# of Shares

15.0 – 17.49%	8,000 shares
17.5 – 19.99%	9,000 shares
20.0 – 22.49%	10,500 shares
22.5 – 24.99%	13,000 shares
25.0% - or more	16,000 shares

For the fiscal year ended December 31, 2008, 2007 and 2006, our EBIT growth (reduction) was (13)%, 22% and 36%, respectively and our year over year revenue growth for 2007 and 2006 exceeded 115%, while in 2008 it did not exceed this threshold, and therefore, Mr. Rhian was not entitled to any bonus shares in 2008.  Based upon 2007 results, Mr. Rhian was entitled to 12,500 bonus shares. In 2007  On December 27, 2007, Mr. Rhian elected to forfeit 6,000 of these shares.  Mr. Rhian was entitled to and was issued 18,000 bonus shares related to the 2006 results.

On March 30, 2009, the Company and Mr. Rhian entered into an amendment to Mr. Rhian's employment agreement. The amendment clarified certain computations in connection with the calculation of the performance based formula for certain stock awards by which Mr. Rhian could make up, in a subsequent year, a failure to have met the performance threshold in a prior year. It also clarified the effect of certain non-operational adjustments on the formula.

On May 29, 2007, we entered into a four year employment agreement, commencing as of January 1, 2007, under which Mr. Frederic Siegel is employed as our Executive Vice President. Mr. Siegel’s employment agreement provides for the following base salary amounts:  $190,000 in 2007, $200,000 in 2008, $210,000 in 2009 and $220,000 in 2010.  We also agreed to grant to Mr. Siegel 5,500 shares of restricted common stock to vest, subject to the condition that Mr. Siegel is employed by us at the applicable date, as follows: 5,500 shares on each of December 31, 2007, 2008, 2009 and 2010.  In the event of a Change in Control (as defined in Mr. Siegel’s employment agreement), if we or our successor pursuant to such change in control, as applicable, and Mr. Siegel either agree to continue the employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Siegel in lieu of his current employment agreement, then any such shares which remain unvested, will vest immediately.

In addition, Mr. Siegel will be eligible to receive additional bonuses payable in cash and shares of our common stock based on certain revenue and EBIT targets, as set forth below:

(i) a cash bonus equal to one of the following percentages of the dollar amount of yearly revenue growth in excess of 7% in the our Health and Safety Monitoring Systems (“HSMS”) segment for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010: 2%, if the HSMS revenue grows by more than 7% but less than 10%; 3%, if the HSMS revenue grows by 10 % or more but less than 13%; 4.25%, if the HSMS revenue grows by 13% or more but less than 16%; 5.75%, if the HSMS revenue grows by 16% or more but less than 19%; 7.5%, if the HSMS revenue grows by 19% or more.

(ii) a cash bonus equal to one of the following percentages of EBIT from our HSMS segment for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010, plus one of the following number of shares: 2% plus 500 shares, if the HSMS EBIT equals to 5% or more but less than 6% of the HSMS revenues for the applicable year; 2.5% plus 1,000 shares, if the HSMS EBIT equals to 6% or more but less than 7% of the HSMS revenues for the applicable year; 3.0% plus 1,500 shares, if the HSMS EBIT equals to 7% or more but less than 8% of the HSMS revenues for the applicable year; 3.5% plus 2,000 shares, if the HSMS EBIT equals to 8% or more but less than 9% of the HSMS revenues for the applicable year; 4.0% plus 2,500 shares, if the HSMS EBIT equals to 9% or more but less than 10% of the HSMS revenues for the applicable year; 4.5% plus 3,000 shares, if the HSMS EBIT equals to 10% or more of the HSMS revenues for the applicable year; and

(iii) one of the following number of shares based on the year-over-year growth of our  EBIT on a consolidated basis for each of the fiscal years ending December 31, 2007, 2008, 2009 and 2010: 3,000 shares, if EBIT grows by 15% or more but less than 17.5%; 4,000 shares, if EBIT grows by 17.5% or more but less then 20%; 5,250 shares, if EBIT grows by 20% or more but less than 22.5%; 6,500 shares, if EBIT grows by 22.5% or more but less than 25%; and 8,500 shares, if EBIT grows by 25% or more.

To the extent that the number of shares earned pursuant to paragraph (ii) and (iii) above exceed 37,500 (the number of shares in the Company’s 2005 Incentive Plan currently reserved for Mr. Siegel’s performance based grants), the grant of any such excess shares shall be subject to shareholder approval prior to issuance.

For the year ended December 31, 2008, our HSMS segment revenue grew 12.9 percent; therefore, Mr. Siegel was entitled to a cash bonus of $30,929. Based on agreed to methodologies, the EBIT target for HSMS was not realized in 2008 and Mr. Siegel was not entitled to an additional cash bonus or bonus shares in 2008 in connection with the EBIT target for HSMS.  In 2008, Mr. Siegel was not entitled to any bonus shares as our year over year consolidated EBIT growth for 2008 over 2007 did not exceed the 115% threshold.

For the fiscal year ended December 31, 2007, our HSMS segment revenue grew 8.7 percent; therefore, Mr. Siegel was entitled to a cash bonus of $5,253.  Additionally, for the fiscal year ended December 31, 2007 our EBIT growth was 22%; therefore, Mr. Siegel was entitled to 5,250 bonus shares in 2007.  However, based on agreed to methodologies, the EBIT target for HSMS was not realized in 2007 and Mr. Siegel was not entitled to a cash bonus or bonus shares in 2007 in connection with the EBIT target for HSMS.

On March 30, 2009, the Company and Mr. Frederic Siegel entered into an amendment to Mr. Siegel's employment agreement. The amendment provided for the disregarding of one-time non-operational events in the year following the year in which the one-time non-operational event occurred, in calculating the amounts due under certain of Mr. Siegel's performance based stock awards.

On January 20, 2006, we entered into an employment agreement with Richard Rallo (the “2006 Rallo Agreement”), under which he was employed for a period of three years, beginning on January 1, 2006, as our Chief Financial Officer.  The 2006 Rallo Agreement expired on December 31, 2008. It provided for the following base salary amounts: $170,000 per annum, for the period beginning January 1, 2006 and ending December 31, 2006; $185,000 per annum, for the period beginning January 1, 2007 and ending December 31, 2007; and $200,000 per annum, for the period beginning January 1, 2008 and ending December 31, 2008. The 2006 Rallo Agreement was terminable upon certain specified events constituting cause, and in certain circumstances upon a change in control.  In addition, Mr. Rallo received a $5,000 cash bonus in connection with the execution of the 2006 Rallo Agreement.

In connection with the 2006 Rallo Agreement, on January 20, 2006, we entered into a stock purchase agreement with Mr. Rallo.  Pursuant to this stock purchase agreement, Mr. Rallo was granted 10,000 shares of restricted common stock subject to a repurchase right in our favor. We had the right to repurchase the shares for $.01 per share if Mr. Rallo ceased to be employed by us.  The repurchase right lapsed with respect to (i) 2,500 shares on December 31, 2006, (ii) 3,500 shares on December 31, 2007, and (iii) 4,000 shares on December 31, 2008, subject to the condition that Mr. Rallo remained employed by us on each such applicable date; provided, however, that in the event of a change in control (as defined in the 2006 Rallo Agreement) if we or our successor pursuant to such change in control, as applicable, and Mr. Rallo either agreed to continue his employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Rallo in lieu of his employment agreement, then any such shares which remained unvested, would have vested.

On January 19, 2009, after the expiration of the 2006 Rallo Agreement, we entered into a new employment agreement with Richard Rallo (the “2009 Rallo Agreement”), under which Mr. Rallo’s employment will be continued for a term of 3 years, commencing January 1, 2009.  Mr. Rallo will continue in his current role as the Company’s Chief Financial Officer and has also assumed the role of the Chief Operating Officer of the HSMS Division.

Under the 2009 Rallo Agreement, Mr. Rallo is entitled to receive the following base salary amounts: $215,000 per annum, for the period beginning January 1, 2009 and ending December 31, 2009; $232,500 per annum, for the period beginning January 1, 2010 and ending December 31, 2010; and $250,000 per annum, for the period beginning January 1, 2011 and ending December 31, 2011.  The 2009 Rallo Agreement is terminable upon certain specified events constituting Cause (as defined in the 2009 Rallo Agreement) and in certain circumstances upon a Change in Control (as defined in the 2009 Rallo Agreement).  The 2009 Rallo Agreement is also terminable by the Company without Cause, in which case Mr. Rallo shall be entitled to receive all of the salary and stock compensation provided for in the 2009 Rallo Agreement, as described below under “Potential Payments upon Termination or Change-in-Control.”

In connection with the 2009 Rallo Agreement, on January 19, 2009, we entered into a stock purchase agreement with Mr. Rallo.  Pursuant to this stock purchase agreement, Mr. Rallo was granted 21,500 shares of restricted common stock subject to a repurchase right in our favor.  We have the right to repurchase the shares for $.01 per share if Mr. Rallo ceases to be employed by us. The repurchase right lapses with respect to (i) 6,500 shares on December 31, 2009, (ii) 7,000 shares on December 31, 2010 and (iii) 8,000 shares on December 31, 2011, subject to the condition that Mr. Rallo remains employed by us on each such applicable date; provided, however, that in the event of a change in control (as defined in the 2009 Rallo Agreement) if we or our successor pursuant to such change in control, as applicable, and Mr. Rallo either agree to continue his current employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Rallo in lieu of his current employment agreement, then any such shares which remain unvested, will vest immediately.

On November 15, 2006, we entered into an employment agreement with Randi Baldwin (the “2006 Baldwin Agreement”), under which we agreed to employ her for a period of three years, beginning on November 1, 2006, as our Vice President, Communications and Marketing.  The 2006 Baldwin Agreement provided for the following base salary amounts: $140,000 per annum, for the period beginning November 1, 2006 and ending October 31, 2007; $147,000 per annum, for the period beginning November 1, 2007 and ending October 31, 2008; and $155,000 per annum, for the period beginning November 1, 2008 and ending October 31, 2009.  The 2006 Baldwin Agreement was only terminable upon certain specified events constituting cause, and in certain circumstances upon a change in control.

As part of the 2006 Baldwin Agreement, Ms. Baldwin was also granted 7,500 stock options as a one-time sign on award.  The stock option grant was awarded on November 15, 2006 at the value of the Company’s common stock on the close of business on November 15, 2006.

On June 25, 2009, we entered into an employment agreement with Ms. Baldwin (the “2009 Baldwin Agreement”), under which Ms. Baldwin’s employment will be continued for a term of three years, commencing as of July 1, 2009.  The 2009 Baldwin Agreement supersedes the 2006 Baldwin Agreement as of such effective date.  Ms. Baldwin will continue in her current role as the Company’s Senior Vice President, Marketing and Program Development.  The 2009 Baldwin Agreement provides for the following base salary amounts: $170,000 per annum, for the period beginning July 1, 2009 and ending June 30, 2010; $180,000 per annum, for the period beginning July 1, 2010 and ending June 30, 2011; and $190,000 per annum, for the period beginning July 1, 2011 and ending June 30, 2012.  The 2009 Baldwin Agreement is terminable by the Company upon certain specified events constituting Cause (as defined in the 2009 Baldwin Agreement) without payment of severance.  The 2009 Baldwin Agreement is also terminable by the Company without Cause and in certain circumstances upon a Change in Control (as defined in the 2009 Baldwin Agreement), in which case Ms. Baldwin is entitled to receive certain severance and benefits related payments, as described below under “Potential Payments upon Termination or Change-in-Control.”

Pursuant to the 2009 Baldwin Agreement, Ms. Baldwin was granted, subject to the terms of the Company's 2000 Stock Option Plan and the applicable stock option agreement under such plan, options to purchase 4,000 shares of the Company’s common stock, vesting on July 1, 2009, options to purchase 5,000 shares of the Company’s common stock, vesting on July 1, 2010, and options to purchase 6,000 shares of the Company’s common stock, vesting on July 1, 2011.  These stock options will be exercisable for a five year term from the date of grant, and will have an exercise price equal to the fair market value of the Company’s common stock on the applicable date of grant, as determined in accordance with the 2000 Stock Option Plan.  Vesting is dependent on continued employment on the vesting date, as provided under the 2000 Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable stock options and stock grants held by our named executive officers on December 31, 2008.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Howard Siegel	-	$-

Jack Rhian				20,000	$96,000	54,000	$259,200
	4,343	$2.87	12/31/11
	30,000	$3.25	1/30/12
	25,000	$3.50	1/30/13
	25,000	$4.00	1/30/14
	3,856	$2.30	8/12/12
	5,000	$2.29	1/27/13

Frederic Siegel				11,000	$52,800	34,500	$165,600
	25,000	$2.87	12/31/11
	8,252	$2.87	12/31/11
	4,827	$2.30	8/12/12
	6,400	$2.29	1/27/13
	13,917	$1.98	4/08/13
	65,530	$4.24	5/27/14

Richard Rallo	5,088	$2.87	12/31/11
	10,000	$3.25	1/30/12
	3,038	$2.30	8/12/12
	3,800	$2.29	1/27/13
	30,000	$2.50	11/14/13
	5,000	$4.24	5/27/14
	25,000	$5.96	12/07/10

Randi Baldwin	1,845	$2.87	12/31/11
	25,000	$3.64	3/12/12
	2,135	$2.30	8/12/12
	2,200	$2.29	1/27/13
	4,000	$3.98	3/25/14
	12,500	$6.20	12/29/10
	7,500	$6.09	11/14/11

(1)	All stock options were fully vested at December 31, 2008.
(2)	The stock grants for Mr. Rhian and Mr. Siegel vest on a yearly basis on each December 31 at 10,000 and 5,500 shares, respectively, per year for the next two years.
(3)	Based on the closing market price of the Company's common stock at the end of the last completed fiscal year ($4.80), multiplied by the number of shares reported.
(4)
Mr. Rhian may earn up to a potential maximum of 18,000 shares per year based on certain performance criteria as described in the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.  Mr. Siegel may earn to a potential maximum of 11,500 shares per year based on certain performance criteria as described in the Narrative Disclosure to Summary Compensation Table.

Option Exercises and Stock Vested

The following table provides information on stock option exercises and vesting of stock grants with respect to each of our named executive officers during the fiscal year ended December 31, 2008.

	2008
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Howard Siegel	-	-	-	-
Jack Rhian	50,000	$100,000	10,000	$48,000
	-	-	6,500	$37,505
Fred Siegel	-	-	5,500	$26,400
	-	-	5,250	$30,293
Rich Rallo	10,000	$20,000	4,000	$19,200

 (1) Based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2) Based on the market value of the shares on the day of vesting.

Potential Payments upon Termination or Change-in-Control

Unless Mr. Rhian is terminated for cause (as defined in his employment agreement), in the event that we do not offer Mr. Rhian to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as his current employment agreement to begin immediately following the expiration of his current employment agreement, Mr. Rhian shall receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of the expiration of his current employment agreement.

In the event of his death during the term of the employment agreement, Mr. Rhian’s estate or such other person as he designated will be entitled to receive his base salary for a period of one year from the date of his death.

In the event that Mr. Rhian should become disabled and be unable to perform his duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, we may terminate his employment agreement after the expiration of such period.

In addition, in the event there is a change in control (as defined in Mr. Rhian’s employment agreement) and Mr. Rhian’s employment with us is terminated within 180 days following such change in control without cause or through a constructive termination, then Mr. Rhian will be entitled to a lump sum cash payment equal to 2.99 times his average annual total compensation, as measured for the past 5 years, in lieu of any remaining obligations from us under his employment agreement.  Had such termination occurred on December 31, 2008, Mr. Rhian would have been entitled to receive a $705,640 payment as a result of such termination.

As described above, in the event of a change in control (as defined in Mr. Rhian’s employment agreement) if we or our successor in interest following such change in control, as applicable, and Mr. Rhian either agree to continue the employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Rhian in lieu of his current employment agreement, then any shares of restricted stock which remain unvested, will vest immediately upon our or our successor’s mutual agreement with Mr. Rhian to continue his current employment agreement or to enter into a new employment agreement.

Unless Mr. Frederic Siegel is terminated for cause (as defined in Mr. Siegel’s employment agreement), in the event that the Company does not offer Mr. Siegel to enter into a written employment agreement with terms and conditions no less favorable that substantially the same terms and conditions as his current employment agreement to begin immediately following the expiration of his current employment agreement, Mr. Siegel shall receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of the expiration of his current employment agreement.

In the event of his death during the term of the employment agreement, Mr. Siegel’s estate or such other person as he designated will be entitled to receive his base salary for a period of one year from the date of his death.

In the event that Mr. Siegel should become disabled and be unable to perform his duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, the Company may terminate the employment agreement after the expiration of such period.

In addition, in the event there is a change in control (as defined in Mr. Siegel’s employment agreement) and Mr. Siegel’s employment with us is terminated within 180 days following such change in control without cause or through constructive termination, Mr. Siegel will be entitled to a lump sum payment equal to 2.99 times his average annual total compensation, as measured for the past 5 years, in lieu of any remaining obligations of the Company under his employment agreement.  Had such termination occurred on December 31, 2008, Mr. Siegel would have been entitled to receive a $580,296 payment as a result of such termination.

As described above, in the event of a change in control, if we or our successor in interest following such change in control, as applicable, and Mr. Siegel either agree to continue the employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Siegel in lieu of his current employment agreement, then any shares of restricted stock which remain unvested, will vest immediately.

Under the 2006 Rallo Agreement, unless Mr. Rallo was terminated for cause (as defined in the 2006 Rallo Agreement), in the event that we did not offer Mr. Rallo to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as the 2006 Rallo Agreement to begin immediately following the expiration of the 2006 Rallo Agreement, Mr. Rallo was entitled to receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of the expiration of his current employment agreement.

In addition, under the 2006 Rallo Agreement, in the event of his death during the term of the 2006 Rallo Agreement, Mr. Rallo’s estate or such other person as he designated was entitled to receive his base salary for a period of one year from the date of his death.

In the event that Mr. Rallo became disabled and was unable to perform his duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, we had the right to terminate his employment agreement after the expiration of such period.

In addition, under the 2006 Rallo Agreement, in the event there was a change in control (as defined in the 2006 Rallo Agreement) and Mr. Rallo’s employment with us was terminated within 180 days following such change in control without cause or through a constructive termination, then Mr. Rallo was entitled to a lump sum payment equal to 2.99 times his average annual total compensation, as measured for the past 5 years, in lieu of any remaining obligations from us under his employment agreement.

Under the 2009 Rallo Agreement, unless Mr. Rallo is terminated for cause (as defined in the 2009 Rallo Agreement), in the event that the Company does not offer Mr. Rallo to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as the 2009 Rallo Agreement to begin immediately following the expiration of the 2009 Rallo Agreement, Mr. Rallo will receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months, commencing seven (7) months following the date of the expiration of the 2009 Rallo Agreement.

Under the 2009 Rallo Agreement, in the event of Mr. Rallo’s death during the term of the 2009 Rallo Agreement, Mr. Rallo’s estate or such other person as he designated will be entitled to receive his base salary for a period of one year from the date of his death.

In the event that Mr. Rallo becomes disabled and is unable to perform his duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, we are entitled to terminate the 2009 Rallo Agreement after the expiration of such period

In addition, under the 2009 Rallo Agreement in the event that there is a Change in Control and Mr. Rallo’s employment with the Company is terminated following such Change in Control under certain conditions, Mr. Rallo will be entitled to receive a lump sum payment equal to 2.99 times his average annual total compensation, as measured for the past 5 years, in lieu of any remaining obligations of the Company under the 2009 Employment Agreement.  Had such termination occurred on December 31, 2008, Mr. Rallo would have been entitled to receive a $496,340 payment as a result of such termination.

As described above, in the event of a change in control (as defined in the 2009 Rallo Agreement) if we or our successor in interest following such change in control, as applicable, and Mr. Rallo either agree to continue his current employment agreement or to enter into a new employment agreement mutually acceptable to us or our successor and Mr. Rallo in lieu of his current employment agreement, then any shares of restricted stock held by him which remain unvested, will vest immediately upon our or our successor’s mutual agreement with Mr. Rallo to continue his current employment agreement or to enter into a new employment agreement.

Under the 2006 Baldwin Agreement, unless Ms. Baldwin was terminated for cause (as defined in the 2006 Baldwin Agreement), in the event that we do not offer Ms. Baldwin to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as her current employment agreement to begin immediately following the expiration of her current employment agreement, Ms. Baldwin was entitled to receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of the expiration of her current employment agreement.

In the event of her death during the term of the 2006 Baldwin Agreement, Ms. Baldwin’s estate or such other person as she designated was entitled to receive her base salary for a period of one year from the date of her death.

In the event that Ms. Baldwin became disabled and be unable to perform her duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, we had the right to terminate the 2006 Baldwin Agreement after the expiration of such period.

In addition, in the event there was a change in control (as defined in the 2006 Baldwin Agreement) during the term of the 2006 Baldwin Agreement and Ms. Baldwin’s employment with us was terminated within 180 days following such change in control without cause or through a constructive termination, then Ms. Baldwin was entitled to the greater of (i) an amount equal to the remainder of Ms. Baldwin’s salary which would be payable through the expiration of her employment agreement or (ii) an amount equal to twelve (12) months of the salary in effect under this agreement at the time of such termination. In such event, we were also required to pay all health insurance benefits otherwise payable to Ms. Baldwin be paid for the greater of the otherwise remaining term of the 2006 Baldwin Agreement (notwithstanding termination) or twelve (12) months.

Under the 2009 Baldwin Agreement, in the event Ms. Baldwin is terminated without cause (as defined in the 2009 Baldwin Agreement), and, in the event that we do not offer Ms. Baldwin to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as the 2009 Baldwin Agreement to begin immediately following the expiration of such agreement, Ms. Baldwin will receive payment of base salary, based on the then applicable salary level, for a period of twelve (12) months from the date of the expiration of her current employment agreement.

In the event of Ms. Baldwin’s death during the term of the 2009 Baldwin Agreement, Ms. Baldwin’s estate or such other person as she designated is entitled to receive her base salary for a period of one year from the date of her death.

In the event that Ms. Baldwin becomes disabled and is unable to perform her duties for a period of one hundred eighty (180) consecutive days or an aggregate of more than one hundred eighty (180) consecutive days in any 12 month period, we have the right to terminate the 2009 Baldwin Agreement after the expiration of such period.

In addition, under the 2009 Baldwin Agreement, in the event there is a change in control (as defined in the 2009 Baldwin Agreement) and Ms. Baldwin’s employment with us is terminated within 180 days following such change in control without cause or through a constructive termination, then Ms. Baldwin is entitled to the greater of (i) an amount equal to the remainder of her salary which would be payable through the expiration of the 2009 Baldwin Agreement or (ii) an amount equal to twelve (12) months of the salary in effect under that agreement at the time of such termination. In such event, we are also required to pay all health insurance benefits otherwise payable to Ms. Baldwin be paid for the greater of the otherwise remaining term of the 2009 Baldwin Agreement (notwithstanding termination) or twelve (12) months. Had such termination occurred on December 31, 2008, Ms. Baldwin would have been entitled to receive a $155,000 payment as a result of such termination.

DIRECTOR COMPENSATION

The table below shows the annual compensation for the Company’s non-employee directors during 2008.

Name	Fees Earned or Paid In Cash($)	Stock Awards(1) ($)	Option Awards ($)	Total ($)
Ronald Levin	-	$37,497	-	$37,497
Yacov Shamash Ph.D.	-	$37,497	-	$37,497
John S.T. Gallagher	-	$37,497	-	$37,497
Gregory Fortunoff(2)	-	$32,098	-	$32,098

(1)
Represents the compensation expense recognized for the fiscal year ended December 31, 2008 in accordance with SFAS 123R for restricted stock awards granted as long-term incentives pursuant to our Equity Compensation Plan.

(2)	Mr. Fortunoff’s compensation reflects his membership on fewer committees of the Board of Directors than Mr. Levin, Mr. Shamash and Mr. Gallagher.

Narrative Disclosure to Director Compensation Table

We do not compensate our directors who are also employees for their service as directors.  Our non-employee Directors receive restricted stock for their service as directors, as determined on a yearly basis by our Board of Directors.

In April 2007, the Company’s Board of Directors adopted a new compensation plan for its non-employee directors. Under the plan, each non-employee director receives quarterly stock grants, in lieu of cash payments which existed under the prior plan.  Each non-employee director will receive common stock ranging in value from $15,000 up to $24,000 per year, depending on the number of committee memberships, to be granted for each quarter of service, based on the closing price of the stock at the end of the relevant quarter.

In addition, each non-employee Director was granted 2,444 restricted shares of common stock upon their election at the 2008 annual meeting of shareholders.

Transactions with Related Persons

The Company's executive offices and back-up Emergency Response Center are located in a 5,600 square foot facility at 3265 Lawson Boulevard, Oceanside, New York.  On January 1, 1995, the Company entered into a five-year operating lease with Howard M. Siegel, Chairman of the Board and Senior Advisor.  In February 1998 the lease for this space and the adjoining 8,000 square foot parking lot was extended until September 30, 2007 (the "Lease") and subsequently through additional extensions has been extended through December 2009.  The Lease provides for a base annual rent of $74,600, subject to a 5% annual increase plus reimbursements for real estate taxes and other operating expenses.

Howard M. Siegel owed the Company $123,532 at December 31, 2001 for certain advances made to him.  In July 2002, the amount owned by Mr. Siegel, plus accrued interest, was converted into a term promissory note. The term promissory note bears interest at a rate of 5% per annum and is payable in monthly installments of principal and interest through September 1, 2009.  The amounts outstanding at December 31, 2008 and 2007 were $21,117 and $48,071, respectively.

Pursuant to an employment agreement dated November 1, 2006, the Company employs Joy Siegel as Vice President of Provider Relations for the period beginning as of November 1, 2006 and ending October 31, 2009.  Joy Siegel is the daughter of Howard M. Siegel and the sister of Frederic S. Siegel.  Under her employment agreement, Ms. Siegel earned a base salary of $100,000 from November 1, 2007 through October 31, 2008, and is earning a base salary of $103,500 from November 1, 2008 through October 31, 2009.  In addition, Ms. Siegel receives an automobile stipend of $700 per month.  Ms. Siegel is also eligible for a bonus, which is determined by the Board of Directors in its discretion.  For fiscal 2008, Ms. Siegel earned a bonus of $1,000.  Ms. Siegel’s employment agreement also provides for certain severance payments payable upon certain terminations, including termination in the event of a change in control, as defined in her employment agreement.

Review, Approval or Ratification of Transactions with Related Persons

The Compensation Committee has an established procedure requiring the review and recommendation for approval to the Board of Directors any compensation-related transaction with a related person that would require disclosure under Item 404 of Regulation S-K.  The Audit Committee has an established procedure for requiring the review and recommendation for approval to the Board of Directors any noncompensation-related transaction with a related person that would require disclosure under Item 404 of Regulation S-K.  Related persons generally would include the Company’s directors and executive officers and their immediate family members and persons sharing their households. It would also include persons controlling more than 5% of the Company’s outstanding Common Stock and their immediate family members.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and furnish copies of those reports to the Company.

Specific due dates for such reports have been established by the SEC and the Company is required to disclose any failure to file reports by such dates.  Based solely upon the review of the Forms 3 and 4 and amendments thereto furnished to the Company, there was two late reports for transactions that were not reported on a timely basis during fiscal year 2008. Richard Rallo, the Chief Financial Officer, filed a Form 4 on December 1, 2008 for a transaction that occurred on November 21, 2008.  Randi Baldwin, the Senior Vice President – Marketing and Program Development, filed a Form 4 on November 17, 2008 for a transaction that occurred on November 12, 2008.  The Company knows of no other failure to timely file a required Form by any person required to do so during fiscal 2008.

Code of Ethics

The Company has adopted a Code of Ethics which applies to all of the Company’s directors, executive officers and employees.  The Code of Ethics has been posted to the Company’s website at www.amac.com and is also available to any person without charge upon written request to the Company’s Corporate Secretary at 36-36 33rd Street, Long Island City, NY 11106.

Required Vote

Directors are elected by a plurality of the votes cast at the Meeting.  Votes withheld in the election of directors and abstentions or broker non-votes, if any, will be deemed as present for the purposes of determining the presence of a quorum at the Meeting, but will not be counted towards the election of any person as a director.  Brokers who hold shares of Common Stock as nominees generally have discretionary authority to vote such shares on this proposal if they have not received voting instructions from the beneficial owner by the tenth day before the Meeting, provided that this Proxy Statement has been transmitted to the beneficial holder at least 15 days prior to the Meeting.  In the event that any of the nominees should become unavailable before the Meeting, it is intended that shares represented by the enclosed Proxy will be voted for such substitute nominee as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED IN THE PROXY.

Proposal 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors believes that it is desirable to request that the shareholders of the Company ratify the Audit Committee’s selection of Margolin, Winer & Evens LLP as the Company’s independent auditors for the fiscal year ended December 31, 2009.  Ratification of the selection is not required by law, and the Company is not required to take any action if the shareholders fail to ratify the selection of Margolin, Winer & Evens LLP as the Company’s independent auditors.

Independent Public Accountants

The firm of Margolin, Winer & Evens LLP has served as the independent auditors of the Company since 1995.  The Audit Committee has appointed Margolin, Winer & Evens LLP to continue as the independent auditors of the Company for the fiscal year ending December 31, 2009.

A representative of Margolin, Winer & Evens LLP is expected to be present at the Meeting to respond to appropriate questions from shareholders and to make a statement if such representative desires to do so.

Audit Fees

Audit fees billed to the Company by Margolin, Winer & Evens LLP for its audit of the Company’s financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC for 2008 and 2007 totaled $248,000 and $238,000, respectively.

Audit Related Fees

Audit related fees billed to the Company by Margolin, Winer & Evans, LLP during 2008 and 2007 totaled $18,500 and $55,000, respectively.  Such amounts include employee benefit plan audits, due diligence relating to acquisition transactions and consultations concerning financial accounting and reporting.

Tax Fees

Tax fees billed to the Company by Margolin, Winer & Evens LLP during 2008 and 2007 were $62,000 and $58,000, respectively.  Such fees involved the preparation of tax returns.

All Other Fees

Other fees billed to the Company by Margolin, Winer & Evens LLP during 2008 and 2007 totaled $25,479 and $172,713, respectively.  Such fees involved the evaluation of the Company’s internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and services on tax related matters.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a procedure under which all audit and non-audit services and the respective fees charged by Margolin, Winer & Evens LLP must be pre-approved by the Audit Committee, subject to certain permitted statutory de minimus exceptions.  In 2008, the Audit Committee pre-approved all such services provided by and fees paid to Margolin, Winer & Evens LLP.

In addition, during fiscal 2007, the Company engaged Eisner LLP to assist management with its performance of its evaluation of its internal controls under Sarbanes Oxley Section 404.

Required Vote

The affirmative vote of a majority of the votes cast on this proposal will be required to ratify the appointment of Margolin Winer & Evens LLP as the independent auditors of the Company for the fiscal year ending December 31, 2009.  Abstentions and broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.  Unless otherwise directed, persons named in the Proxy intend to cast all properly executed Proxies received by the time of the Meeting FOR the ratification of the appointment of Margolin, Winer & Evens LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.  Brokers who hold shares of Common Stock as nominees generally have discretionary authority to vote such shares on this proposal if they have not received voting instructions from the beneficial owners by the tenth day before the Meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least 15 days before the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARGOLIN, WINER & EVENS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

MISCELLANEOUS

Shareholder Proposals

In order to be eligible for inclusion in our proxy statement for our 2010 Annual Meeting under our Bylaws and Rule 14a-8 of the federal proxy rules (relating to proposals to be included in the proxy statement and form of proxy), shareholder proposals must be received not later than March 2, 2010.  In addition, under our Bylaws, shareholder proposals submitted prior to January 31, 2010, or after March 2, 2010, will be excluded from consideration at our 2010 Annual Meeting.  The advance notice requirement in our Bylaws supersedes the notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding discretionary proxy voting authority with respect to such shareholder business.  Such proposals relating to possible director nominees should be addressed to the attention of the Nominating Committee, c/o John Rogers, the Corporate Secretary, and all other proposals should be addressed to John Rogers, the Corporate Secretary, in each case at the address set forth above.

Our Bylaws contain additional requirements, including as to content, to properly submit a proposal or to nominate a director.  If you plan to submit a proposal or nominate a director, please review our Bylaws carefully. You may obtain a copy of our Bylaws by mailing a request in writing to the address set forth above. Our Bylaws are also available as Exhibit 3(b) of the Company’s Form 10-K for year ended December 31, 2007.

Other Matters; Adjournments

The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.  Discretionary authority for them to do so is contained in the enclosed proxy card.  The Meeting may be adjourned from time to time by approval of a majority of votes cast by holders of shares present at the Meeting, whether or not a quorum exists.

Proxies

All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.

Annual Report to Shareholders

The Company’s 2008 Annual Report to Shareholders has been mailed to shareholders simultaneously with the mailing of the Proxy Statement.  Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

Reduce Duplicate Mailings

If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue duplicate mailings of future proxy statements and Annual Reports (commonly referred to as “householding”).  To do so, or to withdraw any previously given authorizations, please direct your written request to John Rogers, the Corporate Secretary, at the address set forth above.  “Street name” shareholders who wish to discontinue receiving duplicate mailings of future Annual Reports should review the information provided in the proxy materials mailed to them by their bank or broker.

By Order of the Board of Directors,

JOHN ROGERS
June 30, 2009	Secretary

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this [X]

1. **The Board of Directors recommends a vote FOR all listed nominees**

	FOR ALL NOMINEES listed to the left (except as marked below to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
NOMINEES: 01. Howard M. Siegel, 02. Jack Rhian, 03. Frederic S. Siegel, 04. John S.T. Gallagher, 05. Ronald Levin, 06. Yacov Shamash, 07. Gregory Fortunoff	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Nominees" and write the number(s) and name(s) of the nominee(s) for which you wish to withhold authority on the line below.

____

Label Area 4" x 1 1/2"

The Board of Directors recommends a vote FOR the following proposal:

	FOR	AGAINST	ABSTAIN
2. To ratify the selection of Margolin, Winer & Evens, LLP as independent auditors of the Company for the fiscal year ending December 31, 2009.	☐	☐	☐

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted **FOR** each nominee named in Proposal 1, **FOR** Proposal 2, and in accordance with the discretion of the persons appointed as Proxies on such other matters as may properly come before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting. In case any nominee should become unavailable for election to the Board of Directors for any reason, the persons appointed as Proxies shall have discretionary authority to vote the shares represented by this proxy for one or more alternative nominees who will be designated by the existing Board of Directors.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ____________________ **Signature** ____________________ **Date** __________, **2009.**

Note: Please sign exactly as your name(s) appear(s) on this Proxy. All holders must sign. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY PROXY

AMERICAN MEDICAL ALERT CORP.

(Solicited on behalf of the Board of Directors)

The undersigned holder of Common Stock of AMERICAN MEDICAL ALERT CORP. (the "Company"), revoking all proxies heretofore given, hereby constitutes and appoints Howard M. Siegel and Jack Rhian and each of them, Proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held at Moses & Singer LLP, 405 Lexington Avenue, 12th Floor, New York, New York 10174 on Thursday, July 30, 2009 at 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the Meeting and hereby revokes any proxy or proxies heretofore given.

Each properly executed proxy will be voted in accordance with the specifications made on the reverse side of this proxy and in the discretion of the Proxies on such other matters as may properly come before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting. Where no choice is specified, this proxy will be voted **FOR** all listed nominees to serve as directors, and **FOR** proposal 2 (ratification of the selection of Margolin, Winer & Evens, LLP as the Company's independent auditors for the fiscal year ending December 31, 2009).

(PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE)